Exhibit 10.15

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2008

The table below presents 2008 summary information for named executive officers of Sunoco Partners LLC, with regard to: base salary.

2008 EXECUTIVE COMPENSATION1

Name and Title	2008 Base Salary ($)
Deborah M. Fretz President and Chief Executive Officer	$500,000
Neal E. Murphy. Vice President and Chief Financial Officer	$297,440
Christopher W. Keene Vice President, Business Development	$264,368
Bruce D. Davis, Jr. Vice President, General Counsel & Secretary	$266,090
David A. Justin Vice President, Eastern Operations	$262,500

Note to table:

(1)	The base salaries shown in the foregoing table were approved at the January 26, 2008 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.